For further information
Contact: Trish Scorpio
(651) 355-4593
Patricia.Scorpio@chsinc.com

CHS Reports Third Quarter Fiscal Year 2026 Earnings

ST. PAUL, MINN. (July 8, 2026) - CHS Inc., a global agribusiness and the nation’s leading cooperative, today released results for its third quarter of fiscal year 2026. The company reported net income of $267.4 million attributable to CHS and revenues of $11.6 billion for the quarter that ended May 31, 2026, compared to net income of $232.2 million and revenues of $9.8 billion in the third quarter of fiscal year 2025.
Key highlights for third quarter fiscal year 2026 financial results:
•Our energy segment benefited from strong refining margins, driven by global market dynamics, which were mostly offset by record-high expenses for renewable energy credits (RINs).
•Grains performance was driven by continued global headwinds affecting grain margins, partially offset by strong oilseed crush margins.
•Continued strong performance by our CF Nitrogen equity method investment was partially offset by lower sales volumes of agronomy products, due to high prices and ongoing weakness in the U.S. farm economy.

“The diversity of our ag and energy businesses continues to be a key strength for CHS, as shifting policy and market conditions create both headwinds and tailwinds,” said Jay Debertin, president and CEO of CHS. “We saw strong operational execution during the busy spring planting season, but we also recognize that ongoing market volatility continues to create a challenging environment for farmers and member cooperatives. We remain focused on operating efficiently and managing costs as we provide the products and services farmers need, while working every day to create additional value for our owners.”

Energy
This segment includes our refined fuels, propane and lubricants product lines. Energy reported pretax earnings of $10.1 million for the third quarter of fiscal year 2026, which represents a $66.6 million increase versus the prior year period and reflects:
•Improved margins driven by higher refining margins resulting from global conditions and increased U.S. energy exports, as well as strong operational execution from CHS refineries.
•Robust seasonal sales volumes of diesel fuel, partially offset by softer consumer demand for gasoline.
•These favorable results were mostly offset by record-high RIN costs.

Grains
The grains segment primarily includes our corn, oilseeds, wheat and specialty grains product lines. The pretax loss of $33.6 million represents a $0.7 million decrease versus the prior year period and reflects:
•Reduced global grain margins and increased transportation costs, partially offset by strong corn export volumes.
•Strong oilseed volumes and increased oilseed crush margins in response to U.S. biofuels policy enhancements and the resulting impact on biofuels feedstock markets.

Agronomy
This segment includes crop nutrients, crop protection and CF Nitrogen. Pretax earnings of $275.0 million represent a $27.6 million increase versus the prior year period and reflect:

•Strong performance for our CF Nitrogen equity method investment due to favorable market conditions for urea and UAN, which was partially offset by reduced fertilizer sales volumes in response to the weak U.S. farm economy.

Corporate and Services
This segment includes CHS Capital and CHS Hedging, as well as our Ardent Mills and Ventura Foods joint ventures. Pretax earnings of $30.6 million represent a $70.2 million decrease versus the prior year period. The previous year's results included gain on sale of a business by Ventura Foods in 2025, which did not reoccur in the current year.

CHS Inc. Earnings*
by Segment
(in thousands $)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2026	2025	2026	2025
Energy	$10,099	$(56,515)	$28,804	$(120,257)
Grains	(33,564)	(32,856)	(15,258)	125,751
Agronomy	275,044	247,395	300,356	264,144
Corporate and Services	30,634	100,831	75,522	163,342
Income before income taxes	282,213	258,855	389,424	432,980
Income tax expense	14,717	27,175	8,661	31,710
Net income	267,496	231,680	380,763	401,270
Net income (loss) attributable to noncontrolling interests	130	(504)	(34)	50
Net income attributable to CHS Inc.	$267,366	$232,184	$380,797	$401,220

*Earnings is defined as income (loss) before income taxes. Starting in fiscal year 2026, the company's financial segments have changed to align with its new end-to-end product line operating model. As a result of this change, all prior period segment information has been recast to conform to current year presentation.

CHS Inc. (www.chsinc.com) creates connections to empower agriculture. As a leading global agribusiness and the largest farmer-owned cooperative in the United States, CHS serves customers in 65 countries. We provide critical crop inputs, market access and risk management services that help farmers feed the world. Our diversified agronomy, grains, foods and energy businesses recorded revenues of $35.5 billion in fiscal year 2025. CHS is committed to reducing our impact on the planet, finding and developing new solutions in agriculture and energy, and investing in ways to build a better future for our owners, customers, employees and communities.

This document and other CHS Inc. publicly available documents contain, and CHS officers, directors and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our businesses, financial condition and results of operations, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements are discussed or identified in our filings made with the U.S. Securities and Exchange Commission, including in the "Risk Factors" discussion in Item 1A of the CHS Annual Report on Form 10-K for the fiscal year ended August 31, 2025. These factors may include changes in commodity prices; political, economic, legal and other risks of doing business globally; ongoing wars and global conflicts; global and regional factors impacting the supply of or demand for our products; the impact of government policies, mandates, regulations and trade agreements, including the imposition of tariffs and retaliatory tariffs; the impact of inflation; the impact of competitive business markets; any loss of members who choose to do business with other companies instead of us; the impact of market acceptance of alternatives to refined petroleum products; consolidation among our suppliers and customers; nonperformance or nonpayment by contractual counterparties; deterioration in credit quality of third parties who owe us money; the effectiveness of our risk management strategies; actual or perceived quality, safety or health risks associated with our products; business interruptions, casualty losses and supply chain issues; the impact of epidemics, pandemics, outbreaks of disease and other adverse public health developments; the impact of workforce factors; technological improvements and sustainability initiatives that decrease demand for our products; technical, legal and opportunistic-related risks from advancements in artificial intelligence; security breaches or other disruptions in our information technology systems or assets; increased scrutiny and changing expectations with respect to environmental, social and governance practices; failures or delays in achieving strategies or expectations related to climate change or other environmental matters; our ability to complete, integrate and benefit from acquisitions, strategic alliances, joint ventures, divestitures and other nonordinary course-of-business events; changes in federal income tax laws or our tax status; the impact and costs of compliance or noncompliance with applicable laws and regulations; the costs of compliance with environmental and energy laws and regulations; the impact of environmental liabilities and litigation; the impact of seasonality; the impairment of long-lived assets; our funding needs and financing sources; financial institutions’ and other capital sources’ policies concerning energy-related businesses; limits on our ability to access equity capital due to our cooperative structure; and other factors affecting our businesses generally. Any forward-looking statements made by us in this document are based only on information currently available to us and speak only as of the date on which the statement is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise except as required by applicable law.